Exhibit 10.1
Amendment No. 4 to
Discover Financial Services
Employee Stock Purchase Plan
The Discover Financial Services Employee Stock Purchase Plan, as heretofore amended (the “Plan”), is hereby amended in the following respects, effective July 29, 2015:

1.
Section 7(a) is hereby amended to provide that upon suspension or termination of Participation unused cash credited to the Participant’s account shall be refunded by replacing the text of Section 7(a) with the following:

“Suspension of Payroll Deductions. A participant may elect at the time and in the manner specified by the Committee to suspend his or her participation in the Plan, provided such election is received by the Company or its designated agent prior to the date specified by the Committee for suspension of participation with respect to the Purchase Period for which such suspension is to be effective. Upon any suspension of participation, the participant’s payroll deductions shall cease, and any cash credited to such participant’s Purchase Account shall be refunded, as soon as practicable. A participant who elects to suspend participation in the Plan shall be permitted to resume participation in the next following Purchase Period by making a new request to participate at the time and in the manner described in Section 4 hereof.”
Additionally, Section 7(b) is replaced with the following:
“Termination of Participation. If the participant dies, terminates employment with the Participating Companies for any reason, including a termination due to disability or retirement, or otherwise ceases to be an Eligible Employee, such participant’s participation in the Plan shall immediately terminate. Upon such terminating event, any cash credited to such participant’s Purchase Account shall be refunded as soon as practicable to such participant or his or her legal representative, as the case may be.”

2.	Section 10 is hereby amended to provide Participants the choice of payment method for regular cash dividend payments by replacing Section 10 with the following:
“All ordinary or regular cash dividends paid with respect to shares of Common Stock held in a participant’s Purchase Account shall be paid in cash and added to the participant’s Purchase Account unless the participant elects, with the Plan’s third-party administrator, that ordinary or regular cash dividends paid on common stock purchased under the plan be reinvested automatically in shares of Common Stock purchased at 100 percent of Fair Market Value on the date such dividend is paid. All ordinary or regular non-cash dividends paid on Common Stock held in a participant’s Purchase Account shall be paid to the participant as soon as practicable.”